Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
January 31, 2014	CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES RECORD EARNINGS FOR 2013

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank (“the Bank”), reported an annual earnings increase of 3.9%, as net income totaled $7.1 million for 2013, compared to $6.9 million for 2012. The 2013 net income of $7.1 million represents record earnings for the Bancorp, exceeding its prior earnings record for 2012.

The 2013 net income of $7.1 million represents $2.50 earnings per basic and diluted share. For 2013, the return on average assets (ROA) was 1.03% and the return on average equity (ROE) was 10.17%.

“Our focus on executing a community bank business model produced another stellar performance by Peoples Bank in 2013 with record earnings of $7.1 million. The year was marked by stable core earnings, stronger asset quality, expense control, increased Wealth Management income, and core deposit growth,” said David A. Bochnowski, chairman and chief executive officer.

“Our balance sheet strategy produced an outcome that enhanced our capital position and set the stage for creating value for our stakeholders in a consolidating industry through both internal growth and acquisition. During the last quarter of 2013, we announced the acquisition of First Federal Savings and Loan Association of Hammond in a voluntary supervisory merger conversion that will add $40 million in assets and two banking center locations in a transaction that is expected to close in the first quarter of this year pending regulatory approval,” Bochnowski said.

Bochnowski noted that for 2013, the Bank’s core earnings, or net interest income on a tax adjusted basis, increased $700 thousand or 3% higher than the prior year. At year-end, the Bank’s ratio of non-performing assets to total assets fell to 0.91%, the lowest point since the onset of the Great Recession. Operating expenses decreased $298 thousand or 1.5% in 2013 while income from the Bank’s Wealth Management operations increased 10.5% during the year. In addition, the Bank’s core deposits amounted to 72.8% of all deposits and continue to gain momentum through customer utilization of the Bank’s online and mobile banking services.

“We continue to pursue strategies that will provide greater opportunity for economic growth in the community and financial security for our customers. The Bank has the earnings record and capital to expand our footprint, increase the outreach of our loan production to consumers and small business, and invest in technology in response to changing customer banking preferences. Peoples Bank is poised for expansion as the head winds of the economy continue to subside,” said Bochnowski.

For the three months ended December 31, 2013, the Bancorp’s net income totaled $1.4 million, compared to $1.6 million for the three months ended December 31, 2012. The decrease in net income for the current quarter is related to expenses incurred with respect to the acquisition of First Federal Savings and Loan Association of Hammond. The net income of $1.4 million for the three months ended December 31, 2013 represents $0.48 earnings per basic and diluted share. For three months ended December 31, 2013, the ROA was 0.79% and the ROE was 7.74%.

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $24.4 million for 2013, compared to $23.7 million in 2012 for an increase of $700 thousand or 3.0%. The Bancorp’s net interest margin on a tax adjusted basis was 3.98% for 2013, compared to 3.96% for 2012. During 2013, the Bancorp’s net interest income and net interest margin were positively impacted by the collection of $1.4 million in back interest with the payoff of a $4.3 million out of market participation loan. For the three months ended December 31, 2013, net interest income totaled $5.8 million, compared to $5.9 million for the three months ended December 31, 2012 for a decrease of $157 thousand or 2.65%. The Bancorp’s tax adjusted net interest margin for the three months ended December 31, 2013 was 3.78%, compared to 3.86% for the three months ended December 31, 2012. The net interest income decrease for the three month period ended December 31, 2013 is primarily a result of asset yields being negatively impacted by lower long-term interest rates.

Noninterest Income

Noninterest income from banking activities totaled $5.4 million, for 2013, compared to $7.5 million in 2012 for a decrease of $2.2 million or 28.9%. The noninterest income decrease for 2013 is primarily a result of lower income from the sale of loans and securities, and reduced income related to bank owned life insurance. During 2013, the Bancorp’s income from wealth management operations increased by 10.5% compared to 2012. For the three months ended December 31, 2013, noninterest income totaled $1.2 million, compared to $2.2 million for the three months ended December 31, 2012 for a decrease of $926 thousand or 43.1%. The noninterest income decrease for the three month period is primarily a result of lower income from the sale of loans and securities.

Noninterest Expense

Noninterest expense related to operating activities totaled $19.8 million for 2013, compared to $20.1 million in 2012 for a decrease of $298 thousand or 1.5%. The noninterest expense decrease for 2013 is primarily a result of lower compensation, data processing and legal costs. For the three months ended December 31, 2013, noninterest expense totaled $5.16 million, compared to $5.24 million for the three months ended December 31, 2012 for a decrease of $78 thousand or 1.5%. The decrease in noninterest expense for the three month period is related to lower compensation and marketing costs, and a reduction in premiums paid for federal deposit insurance.

Funding

At December 31, 2013, core deposits totaled $417.3 million, an increase of $22.5 million or 5.7%, compared to December 31, 2012. Core deposits include checking, savings, and money market accounts and represented 72.8% of the Bancorp’s total deposits at December 31, 2013. The increase in core deposits is a result of customer preferences for liquid investments in the current low interest rate environment. During 2013, certificate of deposit balances decreased by $16.0 million or 9.3%, as Management allowed higher cost deposits to mature while relying on lower cost core deposits. In addition, at December 31, 2013, borrowings and repurchase agreements totaled $44.9 million, a decrease of $4.6 million or 9.2%, compared to December 31, 2012. The decrease in borrowings was primarily the result of the Bancorp’s strong core deposit growth, which was a more attractive lower cost source of funding than borrowings during 2013.

Lending

The Bancorp’s loan portfolio totaled $437.8 million at December 31, 2013. For 2013, the Bancorp originated $217.0 million in new loans. In addition, the Bancorp’s Management focused on reducing higher risk out-of-market participation loans. As a result, balances for these loans decreased by $10 million during the year. During 2013, total loan balances increased by $840 thousand or 0.2%. Residential mortgage loans, consumer, and government loans increased by $19.6 million in the aggregate during 2013, while commercial-related loans decreased by $18.8 million in the aggregate. During 2013, $13.2 million of newly originated fixed rate mortgage loans were sold into the secondary market, resulting in gains of $379 thousand.

Investing

The Bancorp’s securities portfolio totaled $194.3 million at December 31, 2013, compared to $187.5 million at December 31, 2012, an increase of $6.8 million or 3.6%. The securities portfolio represents 30.1% of earning assets and provides a consistent source of earnings to the Bancorp. Cash and cash equivalents totaled $21.1 million at December 31, 2013, compared to $33.8 million at December 31, 2012 for a decrease of $12.6 million or 37.4%. The decrease in cash and cash equivalents is related to the Bancorp’s investing and operating activities

Asset Quality

At December 31, 2013, non-performing loans totaled $4.0 million, compared to $11.5 million at December 31, 2012 for a decrease of $7.5 million or 65.6%. The Bancorp’s ratio of non-performing assets to total assets was 0.91% at December 31, 2013, compared to 1.84% at December 31, 2012. In addition, the Bancorp’s ratio of non-performing loans to total loans was 0.90% at December 31, 2013, compared to 2.63% at December 31, 2012. The decrease in non-performing loans for 2013 is primarily the result of the payoff of a $4.3 million out-of-market participation loan and the transfer of a $1.2 million development loan to foreclosed real estate.

For 2013, loan loss provisions totaled $450 thousand, while $2.4 million in provisions were recorded for 2012. For the three months ended December 31, 2013, loan loss provisions totaled $70 thousand, while $725 thousand in provisions were recorded for the three months ended December 31, 2012. The 2013 loan loss provisions were primarily related to the improved credit risk in the commercial real estate portfolio and 2013 loan originations. Loan charge-offs, net of recoveries, totaled $1.7 million for 2013, compared to $1.9 million for 2012. At December 31, 2013, the allowance for loan losses totaled $7.2 million and is considered adequate by Management. The allowance for loan losses as a percentage of total loans was 1.64% at December 31, 2013, compared to 1.93% at December 31, 2012. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 181.81% at December 31, 2013, compared to 73.34% at December 31, 2012.

Capital Adequacy

At December 31, 2013, stockholders’ equity stood at $66.8 million or 9.6% of total assets. The Bancorp’s regulatory capital ratios at December 31, 2013 were 15.6% for total capital to risk-weighted assets, 14.3% for tier 1 capital to risk-weighted assets and 10.0% for tier 1 capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $23.50 per share at December 31, 2013.

Other Items

The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, St. John, Schererville and Valparaiso, Indiana. The Bank’s website, ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, including the level of demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Financial Report

Key Ratios	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2013	2012	2013	2012
Return on equity	7.74%	9.31%	10.17%	10.27%
Return on assets	0.79%	0.95%	1.03%	1.02%
Basic earnings per share	$0.48	$0.57	$2.50	$2.41
Diluted earnings per share	$0.48	$0.57	$2.50	$2.41
Yield on loans	4.40%	4.77%	4.79%	4.88%
Yield on security investments	2.88%	2.40%	2.73%	2.62%
Total yield on earning assets	3.82%	3.99%	4.03%	4.14%
Cost of deposits	0.20%	0.24%	0.20%	0.29%
Cost of borrowings	1.08%	1.25%	1.15%	1.32%
Total cost of funds	0.27%	0.34%	0.28%	0.39%
Net interest margin - tax equivalent	3.78%	3.86%	3.98%	3.96%
Noninterest income / average assets	0.71%	1.25%	0.78%	1.12%
Noninterest expense / average assets	2.98%	3.06%	2.87%	3.00%
Net noninterest margin / average assets	-2.27%	-1.81%	-2.09%	-1.88%
Efficiency ratio	73.94%	64.98%	66.55%	64.36%
Effective tax rate	22.06%	22.71%	25.19%	22.07%
Dividend declared per common share	$0.22	$0.19	$0.85	$0.72

	December 31,
	2013	December 31,
	(Unaudited)	2012
Net worth / total assets	9.63%	9.78%
Book value per share	$23.50	$23.83
Non-performing assets to total assets	0.91%	1.84%
Non-performing loans to total loans	0.90%	2.63%
Allowance for loan losses to non-performing loans	181.81%	73.34%
Allowance for loan losses to loans outstanding	1.64%	1.93%
Foreclosed real estate to total assets	0.16%	0.06%

Consolidated Statements of Income	Three Months Ended		Twelve Months Ended
(Dollars in thousands)	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2013	2012	2013	2012
Interest income:
Loans	$4,789	$5,153	$20,891	$20,665
Securities & short-term investments	1,382	1,278	5,266	5,410
Total interest income	6,171	6,431	26,157	26,075
Interest expense:
Deposits	275	337	1,143	1,575
Borrowings	137	178	587	773
Total interest expense	412	515	1,730	2,348
Net interest income	5,759	5,916	24,427	23,727
Provision for loan losses	70	725	450	2,350
Net interest income after provision for loan losses	5,689	5,191	23,977	21,377
Noninterest income:
Fees and service charges	640	762	2,537	2,677
Wealth management operations	344	313	1,397	1,264
Gain on sale of securities, net	90	385	630	1,120
Increase in cash value of bank owned life insurance	111	91	380	381
Gain on sale of loans held-for-sale, net	39	322	379	987
Gain on sale of foreclosed real estate	-	260	17	430
Benefit from bank owned life insurance	-	-	-	587
Other-than-temporary credit impairment of debt securities	-	-	-	(6)
Other	-	17	19	96
Total noninterest income	1,224	2,150	5,359	7,536
Noninterest expense:
Compensation and benefits	2,701	2,976	10,599	10,783
Occupancy and equipment	788	709	3,120	3,064
Data processing	267	137	1,021	1,073
Marketing	126	240	509	380
Federal deposit insurance premiums	124	146	503	571
Other	1,157	1,033	4,069	4,248
Total noninterest expense	5,163	5,241	19,821	20,119
Income before income taxes	1,750	2,100	9,515	8,794
Income tax expenses	386	477	2,397	1,941
Net income	$1,364	$1,623	$7,118	$6,853

NorthWest Indiana Bancorp
Financial Report

Balance Sheet Data
(Dollars in thousands)	December 31,
	2013	December 31,	Change	Mix
	(unaudited)	2012	%	%
Total assets	$693,453	$691,845	0.2%
Cash & cash equivalents	21,124	33,751	-37.4%
Securities - available for sale	194,296	187,475	3.6%

Loans receivable:
Construction and land development	21,462	23,984	-10.5%	4.9%
1-4 first liens	141,186	135,143	4.5%	32.2%
Multifamily	30,782	31,669	-2.8%	7.0%
Commercial real estate	144,378	148,156	-2.6%	33.0%
Commercial business	57,716	69,329	-16.8%	13.2%
1-4 Junior Liens	1,186	1,587	-25.3%	0.3%
HELOC	16,903	15,249	10.8%	3.9%
Lot loans	2,389	2,648	-9.8%	0.5%
Consumer	232	347	-33.1%	0.1%
Government and other	21,587	8,869	143.4%	4.9%
Total loans	437,821	436,981	0.2%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	73,430	75,228	-2.4%	12.8%
Interest bearing checking	123,299	117,849	4.6%	21.5%
Savings	84,460	77,650	8.8%	14.7%
MMDA	136,088	124,021	9.7%	23.8%
Total core deposits	417,277	394,748	5.7%	72.8%
Certificates of deposit	155,616	171,661	-9.3%	27.2%
Total deposits	572,893	566,409	1.1%	100.0%

Borrowings and repurchase agreements	44,929	49,505	-9.2%
Stockholder's equity	66,761	67,651	-1.3%

Asset Quality	December 31,
(Dollars in thousands)	2013	December 31,	Change
	(unaudited)	2012	%
Nonaccruing loans	$3,780	$11,253	-66.4%
Accruing loans delinquent more than 90 days	174	229	-24.0%
Securities in non-accrual	1,252	823	52.1%
Foreclosed real estate	1,084	425	155.1%
Total nonperforming assets	6,290	12,730	-50.6%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	1,703	2,001	-14.9%
ALL general allowances for loan portfolio	6,420	6,420	0.0%
Total ALL	7,189	8,421	-14.6%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	569	4,846	-88.3%
Nonaccruing troubled debt restructurings, compliant (2)	534	546	-2.2%
Accruing troubled debt restructurings	8,148	9,735	-16.3%
Total troubled debt restructurings	9,251	15,127	-38.8%

(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement
(2) included in nonaccruing loan balances presented above

	At December 31, 2013
	(unaudited)
Capital Adequacy	Actual	Required to be
	Ratio	well capitalized

Total capital to risk-weighted assets	15.6%	10.0%
Tier 1 capital to risk-weighted assets	14.3%	6.0%
Tier 1 capital to adjusted average assets	10.0%	5.0%